EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vision-Sciences, Inc.

Orangeburg, New York

We consent to the incorporation by reference in the Registration Statements of Vision-Sciences, Inc. and subsidiaries on Form S-3 (No. 333-178834) and Form S-8 (Nos. 333-170357, 333-72547, 333-48654, 333-148721 and 333-154150) of our report dated May 30, 2014, on our audit of the consolidated financial statements as of March 31, 2014 and 2013 and for each of the years in the two-year period ended March 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about May 30,2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

May 30, 2014